Exhibit 99.1

560 Mission Street, Suite 2900 San Francisco, CA 94105 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Vice President, Investor Relations and
Chief Investment Officer	Corporate Marketing
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER FFO OF $1.06 PER SHARE

Strong performance yields 3.9% growth in FFO over fourth quarter 2011

San Francisco, Calif. (April 26, 2012) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the first quarter of 2012. All per share results are on a diluted share and unit basis.

Recent Highlights:

•

Reported FFO of $1.06 per share for the first quarter of 2012, up 3.9% from $1.02 per share for the first quarter of 2011. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, first quarter 2012 core FFO was $1.06 per share, up 2.9% from first quarter 2011 core FFO of $1.03 per share;

•

Reported net income for the first quarter of 2012 of $49.3 million and net income available to common stockholders of $39.2 million, or $0.36 per share, up 9.1% from $0.33 per share for the first quarter of 2011;

•	Closed a new $750 million U.S. dollar equivalent Unsecured Multicurrency 5-year Term Loan, which can be increased by $100 million to $850 million U.S. dollar equivalent;

•

Completed the sale of 7.3 million shares of 6.625% Series F Cumulative Redeemable Preferred Stock, including partial exercise of the underwriter’s over-allotment option, and raising net proceeds of $175.8 million;

•

Generated approximately $62.7 million of net proceeds from the issuance of approximately 957,000 shares of common stock under the At-the-Market (“ATM”) equity distribution program at an average price of $66.19 per share during the first quarter of 2012;

•	Acquired a data center and office campus in suburban Dallas, consisting of eight buildings totaling approximately 819,000 square feet and 39 acres of developable land for approximately $123.0 million;

•

Announced a joint venture partnership with Savvis to acquire a 165,000-square-foot (15,247-square-meter) property in Hong Kong. Subject to certain conditions, the acquisition is expected to close in the second quarter of 2012;

•	Signed leases during the first quarter of 2012, including leases signed for colocation space, expected to generate approximately $18.2 million in annualized GAAP rental revenue;

•	Commenced leases during the first quarter of 2012, including leases commenced for colocation space, totaling over $25.8 million of annualized GAAP rental revenue; and

•	Increased quarterly common stock dividend by 7.4% for the first quarter of 2012 to $0.73 per share.

Funds from operations (“FFO”) was $132.5 million in the first quarter of 2012, or $1.06 per share, up 3.9% from $1.02 per share in both the previous quarter and in the first quarter of 2011. First quarter 2012 FFO results were not significantly impacted by items that do not represent ongoing expenses or revenues streams.

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the first quarter of 2012 was $49.3 million, compared to $47.2 million for the fourth quarter of 2011 and $39.0 million for the first quarter of 2011. Net income available to common stockholders in the first quarter of 2012 was $39.2 million, or $0.36 per share, compared to $36.0 million, or $0.34 per share, in the fourth quarter of 2011, and $31.0 million, or $0.33 per share, in the first quarter of 2011.

The Company reported total operating revenues of $283.1 million in the first quarter of 2012, up 12.9% from $250.7 million in the first quarter of 2011, and up 4.6% from $270.6 million in the fourth quarter of 2011.

“With now over seven years of industry leading performance as a data center REIT, we are very pleased to report another quarter of solid results,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “These results are primarily driven by our unique value proposition, consisting of our suite of customer-driven solutions, financial strength and data center expertise, global footprint and supply chain management. As our portfolio expands in both domestic and international markets, we believe that these unique attributes will continue to serve our customers and shareholders alike.”

Acquisitions Activity

In February 2012, the Company acquired an 819,000 square foot operating data center and office campus, located in Lewisville, Texas, a suburb of Dallas. The purchase price was approximately $123.0 million. The campus totals over 168 acres, which includes eight buildings and 39 acres of land for future development. The property, currently known as Convergence Business Park, is 99% leased on a long-term basis to eight tenants.

Subsequent to the end of the first quarter, in April 2012 Digital Realty and Savvis, a CenturyLink company, announced their joint venture partnership, formed to acquire a 165,000-square-foot (15,247-square-meter) property in Hong Kong. Subject to certain conditions, the acquisition is expected to close in the second quarter of 2012. The property is located at Tseung Kwan O Industrial Estate in New Territories, approximately 12 miles from downtown Hong Kong. Upon redevelopment, the building will be capable of supporting approximately 5.76 megawatts of IT load capacity.

As of April 26, 2012, the Company’s portfolio comprised 102 properties, excluding three properties held in unconsolidated joint ventures, consisting of 148 buildings totaling approximately 19.1 million net rentable square feet, including 2.2 million square feet of space held for redevelopment. The portfolio is strategically located in 31 key data center markets throughout North America, Europe, Singapore and Australia.

Balance Sheet Update

Total assets grew to approximately $6.4 billion at March 31, 2012 from $6.1 billion at December 31, 2011. Total debt increased to $3.3 billion at March 31, 2012 from $2.9 billion at December 31, 2011. Stockholders’ equity was approximately $2.6 billion at March 31, 2012, up slightly from approximately $2.5 billion at December 31, 2011.

During the first quarter of 2012, under its ATM equity distribution program, the Company generated approximately $62.7 million of net proceeds from the issuance of approximately 957,000 shares of common stock at an average price of $66.19 per share.

On April 17, 2012, the Company closed a new $750 million U.S. dollar equivalent Unsecured Multicurrency Term Loan. The term loan matures in April 2017 and can be increased by $100 million to $850 million U.S. dollar equivalent. Pricing is based on the Company’s unsecured debt ratings and is currently 145 basis points over the applicable index for floating rate advances. Funds may be drawn in U.S, Singapore and Australian dollars, as well as Euro and Pound Sterling denominations with the option to add Hong Kong dollars and Yen upon an accordion exercise. The new term loan provides funds for acquisitions, repayment of indebtedness, development and redevelopment, working capital and general corporate purposes.

On April 17, 2012, the Company completed the conversion of all of its outstanding Series C Cumulative Convertible Preferred Stock into its common stock. Year to date through April 16, 2012, holders of the Company’s Series D Cumulative Convertible Preferred Stock converted 13,207 shares with a liquidation preference value of $330,175 into 8,293 newly issued shares of common stock. Approximately 49.5% of the shares of Series D Preferred Stock originally issued remain outstanding.

“Our disciplined approach to managing our balance sheet includes accessing capital from a variety of sources that enable us to fund the growth of the Company at the most favorable terms available,” said A. William Stein, CFO and Chief Investment Officer for Digital Realty. “As important as prudently funding our growth, our financial resources are also a key differentiator with customers, making us a stable, reliable long-term partner. These resources give us the ability to help finance and support our customers’ growth while continuing to grow our portfolio.”

The Company is not revising its 2012 FFO guidance range of $4.34 to $4.48 per share and its underlying assumptions at this time.

Investor Conference Call Details

Digital Realty will host a conference call on Thursday, April 26, 2012 at 10:00 am PT / 1:00 pm ET to discuss its first quarter 2012 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5758 (for international callers) and quote the conference ID # 68386062 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Thursday, May 17, 2012. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID # 68386062. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 102 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 19.1 million square feet as of April 26, 2012, including 2.2 million square feet of space held for redevelopment. Digital Realty’s portfolio is located in 31 markets throughout Europe, North America, Singapore and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2012 guidance and its underlying assumptions, the Company’s joint venture partnership with Savvis and the expected closing of the acquisition of a property in Hong Kong, supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, and expected timing, size and IT capacity of development and redevelopment projects, and expectations regarding the Company’s future growth, financial resources and success. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties or businesses; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
Operating Revenues:
Rental	$222,834	$196,795
Tenant reimbursements	57,862	51,834
Construction management	2,452	1,817
Other	—	295

Total operating revenues	283,148	250,741

Operating Expenses:
Rental property operating and maintenance	79,845	71,723
Property taxes	16,042	13,471
Insurance	2,230	2,051
Construction management	193	1,737
Depreciation and amortization	83,995	73,918
General and administrative	14,250	12,405
Transactions	677	681
Other	—	90

Total operating expenses	197,232	176,076

Operating income	85,916	74,665
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	1,389	1,208
Interest and other income	709	264
Interest expense	(38,030)	(36,082)
Tax expense	(721)	(428)
Loss from early extinguishment of debt	—	(615)

Net Income	49,263	39,012
Net income attributable to noncontrolling interests	(1,221)	(1,510)

Net Income Attributable to Digital Realty Trust, Inc.	48,042	37,502
Preferred stock dividends	(8,831)	(6,522)

Net Income Available to Common Stockholders	$39,211	$30,980

Net income per share available to common stockholders:
Basic	$0.37	$0.34
Diluted	$0.36	$0.33
Weighted average shares outstanding:
Basic	107,099,856	91,428,355
Diluted	107,584,856	92,600,215

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$580,411	$555,113
Acquired ground leases	6,358	6,214
Buildings and improvements	5,552,398	5,253,754
Tenant improvements	344,882	303,502

Total investments in properties	6,484,049	6,118,583
Accumulated depreciation and amortization	(970,169)	(900,044)

Net investments in properties	5,513,880	5,218,539
Investment in unconsolidated joint ventures	27,661	23,976

Net investments in real estate	5,541,541	5,242,515
Cash and cash equivalents	26,243	40,631
Accounts and other receivables, net	91,132	90,580
Deferred rent	261,197	246,815
Acquired above market leases, net	27,595	29,701
Acquired in place lease value and deferred leasing costs, net	353,398	335,381
Deferred financing costs, net	27,695	29,849
Restricted cash	43,810	55,165
Other assets	45,450	27,929

Total Assets	$6,418,061	$6,098,566

LIABILITIES AND EQUITY
Global revolving credit facility	$678,554	$275,106
Unsecured senior notes, net of discount	1,441,319	1,441,072
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	875,075	947,132
Other secured loan	10,500	10,500
Accounts payable and other accrued liabilities	313,968	315,133
Accrued dividends and distributions	—	75,455
Acquired below market leases, net	108,270	85,819
Security deposits and prepaid rents	90,991	101,538

Total Liabilities	3,785,077	3,518,155

Equity:
Stockholders’ equity	2,564,703	2,522,917
Noncontrolling interests	68,281	57,494

Total Equity	2,632,984	2,580,411

Total Liabilities and Equity	$6,418,061	$6,098,566

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net income available to common stockholders	$39,211	$35,990	$30,980
Adjustments:
Noncontrolling interests in operating partnership	1,586	1,530	1,652
Real estate related depreciation and amortization (1)	82,993	80,086	73,506
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	905	985	892

FFO available to common stockholders and unitholders (2)	$124,695	$118,591	$107,030

Basic FFO per share and unit	$1.12	$1.08	$1.11
Diluted FFO per share and unit (2)	$1.06	$1.02	$1.02
Weighted average common stock and units outstanding
Basic	111,433	109,603	96,303
Diluted (2)	125,482	123,875	115,730

(1) Real estate related depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	83,995	80,612	73,918
Non-real estate depreciation	(1,002)	(526)	(412)

	$82,993	$80,086	$73,506

(2)	At March 31, 2012, we had 5,126 series C convertible preferred shares and 6,977 series D convertible preferred shares outstanding that were convertible into 2,785 common shares and 4,337 common shares on a weighted average basis for the three months ended March 31, 2012, respectively. For the three months ended March 31, 2012, we have excluded the effect of dilutive series E preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E preferred stock, which we consider highly improbable; if included, the dilutive effect for the three months ended March 31, 2012 would be 4,026 shares. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,442 common shares on a weighted average basis for the three months ended March 31, 2012. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
FFO available to common stockholders and unitholders	$124,695	$118,591	$107,030
Add: Series C convertible preferred dividends	1,402	1,402	1,832
Add: Series D convertible preferred dividends	2,398	2,398	4,690
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050

FFO available to common stockholders and unitholders—diluted	$132,545	$126,441	$117,602

Weighted average common stock and units outstanding	111,433	109,603	96,303
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	485	450	1,172
Add: Effect of dilutive series C convertible preferred stock	2,785	2,778	3,652
Add: Effect of dilutive series D convertible preferred stock	4,337	4,660	8,333
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,442	6,384	6,270

Weighted average common stock and units outstanding—diluted	125,482	123,875	115,730

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
FFO available to common stockholders and unitholders—diluted	$132,545	$126,441	$117,602
Termination fees and other non-core revenues (3)	—	(111)	(295)
Significant transaction expenses	677	601	681
Loss from early extinguishment of debt	—	104	615
Other non-core expense adjustments (4)	—	—	174

CFFO available to common stockholders and unitholders—diluted	$133,222	$127,035	$118,777

Diluted CFFO per share and unit	$1.06	$1.03	$1.03

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reversal of accruals and certain other adjustments that are not core to our business.

A reconciliation of the range of 2012 projected net income to projected FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.51 – 1.65
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.10
Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.27)
Projected FFO per diluted share	$4.34 – 4.48

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.